EX-99.B-77G

            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G:  Defaults on senior securities


1.   Myrtle Creek Oregon Building Authority


     $3,000,000   8.000% Myrtle Creek Golf Course Project Revenue Bonds due
     6/01/21
     CUSIP 628599AA0
     This is a monetary default, with a default date of June 30, 1999. Amount of default per $1,000 face amount is $467
     Total amount of default is $1,400,000

2.   Upper Cumberland Tennessee Gas Utility District


     Waddell & Reed Advisors Municipal High Income Fund, Inc.

     $1,400,000   7.000% Gas Systems Revenue Bonds due 3/1/16
     CUSIP 915627AL7
     This is a monetary default, with a default date of September 30, 2000. Amount of default per $1,000 face amount is $251
     Total amount of default is $351,167

     Note: Per review of the bondholder notification statements, it was noted that the 09/01/00 and the 03/01/01 interest payments were distributed on 03/15/04 and 09/01/04, respectively. The current interest payments have not been received and the restructuring plan is still pending.

3.   AP Green Refractories Project


     $900,000 8.600% Callaway County MO IDA Revenue Bonds due 11/01/14 CUSIP 131168AB2
     Company filed for Chapter 11 bankruptcy protection February 14, 2002. This is a monetary default, with a default date of May 30, 2002. Amount of default per $1,000 face amount is $251
     Total amount of default is $225,750

     $1,600,000 8.500% Oklahoma Ordinance Works Authority Revenue Bonds due 5/01/08
     CUSIP 679068AQ9
     Company filed for Chapter 11 bankruptcy protection February 14, 2002. This is a monetary default, with a default date of May 30, 2002. Amount of default per $1,000 face amount is $248
     Total amount of default is $396,667

4.   Fort Walton Beach FL


     $1,160,000 10.500% Fort Walton Beach FL Industrial Development Revenue Bonds due 12/1/2016
     CUSIP 349131AY8
     This is a monetary default, with a default date of December 30, 2002. Amount of default per $1,000 face amount is $245
     Total amount of default is $284,200

5.   Maryland Rocky Gap Project


     $3,250,000 8.375% Maryland Economic Development Corp Revenue Bonds due 10/01/09

     CUSIP 574205BU3
     This is a monetary default, with a default date of October 1, 2003. Amount of default per $1,000 face amount is $118
     Total amount of default is $382,711

     Note: Pursuant to a Forbearance Agreement, the fund received a partial interest payment yielding $25,570 on 10/01/03 and no subsequent payments. The interest payments associated with this issue have been deferred until 12/01/06.

6.   Carillon, Inc. Project


     $7,795,000 6.500% Lubbock Health Facilities Development Corp Revenue Bonds due 07/01/19
     CUSIP 549208CZ7
     This is a monetary default, with a default date of July 1, 2004. Amount of default per $1,000 face amount is $ 19
     Total amount of default is $ 146,156

     Note: Pursuant to a Forbearance Agreement, the principal payments and a certain amount of the corresponding interest payments will be deferred during the forbearance period. The forbearance period concludes 12/31/05, but all amounts not paid will be deferred and resolved as part of a complete restructuring of the bonds. The fund received a partial payment yielding $155,900 on 07/01/04, which represents a reduced coupon of 4.00%.